Exhibit 99.2

THE TECH GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 26, 2005

THE TECH GROUP, INC. AND SUBSIDIARIES

The Tech Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands)

3/26/2005
ASSETS
Current assets:
Cash, including cash equivalents	$780
Accounts receivable, net of allowance	21,059
Inventories	6,429
Deferred income taxes	35
Other current assets	6,225
Total current assets	34,528

Property, plant and equipment	89,127
Less accumulated depreciation and amortization	49,448
39,679
Investments in and advances to affiliated companies	253
Goodwill	8,003
Other intangible assets	852
Other assets	96
Total Assets	$83,411

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,081
Current portion of capital lease obligations	444
Notes payable	132
Accounts payable	12,798
Accrued expenses:
Salaries, wages and benefits	3,566
Income taxes payable	1,395
Other current liabilities	5,057
Total current liabilities	26,473
Long-term debt, less current portion	12,285
Capital lease obligations	518
Deferred income taxes	129
Other long-term liabilities	403
Minority interest	1,214
Shareholders’ equity	42,389
Total Liabilities and Shareholders’ Equity	$83,411

See accompanying notes to condensed consolidated financial statements.

The Tech Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands)

	Nine Months Ended
	3/26/05	3/27/04
Net sales	$100,158	$68,959
Cost of goods sold	87,924	62,887
Gross profit	12,234	6,072
Selling, general and administrative expenses	9,810	7,760
Other expense, net	42	(960)
Operating profit (loss)	2,382	(728)
Interest expense, net	453	9
Income (loss) before income taxes and minority interest	1,929	(737)
Provision for income taxes	323	21
Income (loss) before minority interest	1,606	(758)
Minority interest	116	197
Net income (loss)	$1,490	$(955)

See accompanying notes to condensed consolidated financial statements.

The Tech Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended
	3/26/05	3/27/04
Operating activities
Net income (loss)	$1,490	$(955)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,293	5,742
Provision for doubtful accounts	(170)	(33)
Provision for inventory allowances	(4)	(64)
Loss on disposal of property, plant and equipment	44	170
Minority interest in net income of consolidated subsidiary	116	197
Income from unconsolidated subsidiary	(16)	(37)
Deferred income taxes	—	(62)
Deferred compensation	21	(946)
Changes in operating assets and liabilities
Accounts receivable	(5,176)	(2,513)
Inventories	(1,429)	(1,084)
Prepaid expenses and other	262	(1,643)
Accounts payable	1,430	(976)
Accrued expenses	1,660	541
Net cash provided by (used in) operating activities	5,521	(1,663)

Investing activities
Purchases of property, plant and equipment	(6,839)	(3,925)
Proceeds from sale of property, plant and equipment	81	1,913
Acquisition of business, net of cash received	—	(2,000)
Dividend received from investment	1,852	—
Increase in other assets	(667)	—
Net cash used by investing activities	(5,573)	(4,012)

Financing activities
Payments on notes payable, long-term debt, and capital lease obligations	(4,999)	(1,347)
Proceeds from note payable and long-term debt	188	3,783
Net cash provided by (used in) financing activities	(4,811)	2,436

Effect of exchange rate changes on cash and cash equivalents	530	300
Net decrease in cash and cash equivalents	(4,333)	(2,939)
Cash and cash equivalents, beginning of period	5,113	11,044
Cash and cash equivalents, end of period	$780	$8,105

See accompanying notes to condensed consolidated financial statements.

THE TECH GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 26, 2005

(In Thousands)

1.

The interim consolidated financial statements for the nine-month period ended March 26, 2005 should be read in conjunction with the consolidated financial statements and notes thereto of The Tech Group, Inc. and Subsidiaries, (“the Company”), appearing in the Company’s June 26, 2004 report.

These financial statements have been prepared pursuant to the requirements of a purchase and sale agreement between West Pharmaceutical Services, Inc. (“West”) and the Company. On May 20, 2005, West acquired the Company excluding the investment in The Tech Group Asia, Ltd.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements represent a carve-out of the acquired company from other interests of the seller.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries in the United States, Puerto Rico, and Mexico and its majority owned subsidiary in Ireland (80%).

All significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the unaudited condensed consolidated financial statements, contain all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation of the Company’s financial position as of March 26, 2005 and the results of operations and cash flows for the periods ended March 26, 2005 and March 27, 2004. The results of operations for any interim period are not necessarily indicative of results for the full year.

2.	Inventories at March 26, 2005 were as follows:

3/26/05
Finished goods	$3,823
Work in process	52
Raw materials	2,554
$6,429

3.      Comprehensive income (loss) for the nine months ended March 26, 2005 and March 27, 2004 was as follows:

	3/26/05	3/27/04
Net income (loss)	$1,490	$(955)
Foreign currency translation adjustments	2,382	401
Comprehensive income (loss)	$3,872	$(554)